UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2019

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16941 Keegan Avenue, Carson, CA 90746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 735-0085

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01  Entry into a Material Definitive Agreement.

Second Amendment to Board Candidate Agreement with Nia

On March 25, 2019, the Company entered into a Second Amendment to the Board Candidate Agreement (the “Amendment”) with Mehran Nia (“Mr. Nia”) and the Nia Living Trust Established September 2, 2004 (the “Nia Trust” and together with Mr. Nia, “Nia”).  Under the Amendment,  Nia has agreed to defer his right to appoint a second director the Board, provided that the Company agrees to use commercially reasonable efforts to appoint the second director to the Board at a later date through one of the following methods at the Company’s sole discretion: (i) the Board nominates the second director to serve as a Class II director at the Company’s 2020 Annual Stockholder Meeting; (ii) the Company seeks stockholder approval at the Company’s 2020 Annual Stockholder Meeting to amend its Second Amended and Restated Certificate of Incorporation to expand the size of the Board to ten (10) directors and at a mutually agreeable time thereafter appoints the second director to serve on the Board as a Class III director; or (iii) to the extent there is an open vacancy on the Board at or prior to the Company’s 2020 Annual Stockholder Meeting, the Board shall appoint the second director to serve on the Board and fill such vacancy.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1 agreement, which is incorporated herein by reference.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mehran Nia as Special Advisor to CEO

On March 25, 2019, the Board  appointed Mehran Nia as a Special Advisor to the Company.  In connection with Mr. Nia’s appointment as a Special Advisor, Mr. Nia entered into a Consulting Agreement with the Company (the “Consulting Agreement”), pursuant to which Mr. Nia will  perform such duties prescribed by the Company’s Chief Executive Officer including without limitation the following: analysis of the Company’s data and catalog and merchandising operations, real estate negotiation, vendor negotiation, and other ad hoc projects assigned to him by the Company’s Chief Executive Officer.  Mr. Nia will work an average of at least twenty (20) hours per week during the term of the Consulting Agreement with at least eight (8) weeks of service in Manila, Philippines.

As consideration for Mr. Nia’s services, Mr. Nia will be granted a stock option to purchase 600,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2016 Equity Incentive Plan, subject to approval of the Compensation Committee of the Board.   The exercise price for the Option will be the closing sales price of the Company’s common stock as reported by NASDAQ on the date of grant. The Option will vest in equal installments over a two year period, with such vesting commencing on the first month anniversary of the grant date, and the remainder of which vests and becomes exercisable in twenty-three equal monthly installments thereafter, subject to Mr. Nia’s continued service with the Company through such vesting dates.

The Consulting Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K, and the foregoing description of this agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated herein by reference.  The terms and conditions of the conditions of the Option are set forth in the forms of agreements which were previously filed by the Company as exhibits to the Form 8-K filed with the Securities and Exchange Commission on June 2, 2016.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amendment to Board Candidate Agreement dated March 25, 2019 by and among U.S. Auto Parts Network, Inc., Mehran Nia, and the Nia Living Trust Established September 2, 2004.

10.2	Consulting Agreement, dated March 25, 2019, by and between the Company and Mehran Nia

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2019	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ LEV PEKER
	Name:	Lev Peker
	Title:	Chief Executive Officer